Exhibit (d)(2)

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is effective as of the 20th day of October, 2023, between U.S. Bancorp Asset Management, Inc., as investment advisor (the “Advisor”), and each of First American Funds, Inc. (“FAF”) and First American Funds Trust (“FAF Trust”).

WHEREAS, FAF and FAF Trust are each comprised of multiple investment portfolios (each a “Fund” and, collectively, the “Funds”), each of which offers one or more classes of shares; and

WHEREAS, the Advisor wishes to contractually limit fees and reimburse expenses for certain Funds within FAF and FAF Trust through December 31, 2024; and

WHEREAS, it is in the interests of both the Advisor and the shareholders of the Funds to limit Fund expenses as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Advisor will limit its fees and/or reimburse Fund expenses to the extent necessary to limit the annual operating expenses net of acquired fund fees and expenses of the Funds to the amounts set forth in Exhibit A hereto (which limits are set forth for each Fund on a class-by-class basis). The Advisor agrees that it may not be reimbursed by FAF or FAF Trust for the fees waived or reimbursements made by the Advisor under the terms of this agreement. The Advisor agrees to continue the foregoing expense limits through December 31, 2024. Thereafter, any expense limit may be changed upon prior notice to FAF’s Board of Directors and/or FAF Trust’s Board of Trustees.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

U.S. BANCORP ASSET MANAGEMENT, INC.	FIRST AMERICAN FUNDS, INC.
FIRST AMERICAN FUNDS TRUST

By:	/s/ Jill M. Stevenson	By:	/s/ James D. Palmer
Name:	Jill M. Stevenson	Name:	James D. Palmer
Title:	Head of Operations and Mutual Funds Treasurer	Title:	Vice President

Exhibit A

Annual Operating Expense Limitation (Net of Acquired

Fund Fees and Expenses) as a Percentage of

Money Market Funds	Average Daily Net Assets
Government Obligations – Class A	0.7500%
Government Obligations – Class D	0.6000%
Government Obligations – Class P	0.1800%
Government Obligations – Class T	0.4000%
Government Obligations – Class U	0.1200%
Government Obligations – Class V	0.3000%
Government Obligations – Class X	0.1400%
Government Obligations – Class Y	0.4500%
Government Obligations – Class Z	0.1800%

Institutional Prime Obligations – Class T	0.4000%
Institutional Prime Obligations – Class V	0.3000%
Institutional Prime Obligations – Class Y	0.4500%
Institutional Prime Obligations – Class Z	0.2000%

Retail Prime Obligations – Class A	0.7500%
Retail Prime Obligations – Class T	0.4000%
Retail Prime Obligations – Class V	0.3000%
Retail Prime Obligations – Class X	0.1400%
Retail Prime Obligations – Class Y	0.4500%
Retail Prime Obligations – Class Z	0.2000%

Retail Tax Free Obligations – Class A	0.7500%
Retail Tax Free Obligations – Class T	0.4000%
Retail Tax Free Obligations – Class V	0.3000%
Retail Tax Free Obligations – Class Y	0.4500%
Retail Tax Free Obligations – Class Z	0.2000%

Treasury Obligations – Class A	0.7500%
Treasury Obligations – Class D	0.6000%
Treasury Obligations – Class P	0.1800%
Treasury Obligations – Class T	0.4000%
Treasury Obligations – Class V	0.3000%
Treasury Obligations – Class X	0.1400%
Treasury Obligations – Class Y	0.4500%
Treasury Obligations – Class Z	0.1800%

US Treasury Money Market – Class A	0.7500%
US Treasury Money Market – Class D	0.6000%
US Treasury Money Market – Class T	0.4000%

US Treasury Money Market – Class V	0.3000%
US Treasury Money Market – Class Y	0.4500%
US Treasury Money Market – Class Z	0.2000%